Exhibit 99.1

PRESS RELEASE

Monterey Pasta Company

1528 Moffett Street

Salinas, California 93905

831/753-6262

CONTACT:           Jim Williams, Chief Executive Officer, Ext. 118, jimw@montereypasta.com

Scott Wheeler, Chief Financial Officer, Ext. 141, scottw@montereypasta.com

FOR IMMEDIATE RELEASE:

MONTEREY PASTA COMPANY ACQUIRES 80% INTEREST IN CIBO NATURALS, LLC

•      Gains several unique new products for Monterey Pasta Company

•      Strengthens Monterey Pasta’s position in the growing natural foods segment

SALINAS, CA (January 28, 2004) - Monterey Pasta Company (NASDAQ:PSTA) announced today the acquisition of an 80% interest in CIBO Naturals LLC, a leading manufacturer of premium sauces and spreads located in Seattle, Washington.  Monterey Pasta paid CIBO Naturals, LLC and its members $6.0 million cash for 80% of the company and loaned CIBO $1.0 million.  Additionally, the acquisition agreement provides for the purchase of the remaining 20% ownership after four years at a predetermined calculation. CIBO Naturals produces a variety of refrigerated gourmet sauces and spreads including fresh pesto sauces, flavored cheeses, bruschetta toppings and tapenade spreads.  Their products are sold nationally through club stores, supermarket delis and specialty food stores.

“CIBO Naturals represents a valuable addition to Monterey Pasta and is expected to be accretive to earnings”, said Jim Williams, Monterey Pasta’s President and CEO.  “It fits well with our growth strategy in premium refrigerated foods.  CIBO Naturals has unique, high quality products and has developed a strong position in club, supermarket deli and specialty store channels.  We see great growth potential in the CIBO Naturals brand, both in expanded distribution and in new products.”

Williams continued, “We are very pleased to be working with Eric Eddings who will continue as CIBO’s COO and General Manager.  He brings many years of leadership experience in the food industry and is the right person to head up our efforts in this new endeavor.  Eddings guided CIBO through a very aggressive growth phase, achieving a significant sales increase in 2003 compared with 2002 sales.  CIBO will function as a relatively autonomous entity, while working with our team to maximize synergies.”

Eddings commented, “Monterey Pasta’s high quality gourmet products are a great fit with CIBO.  I am very excited about the opportunities to grow the CIBO Naturals brand through this alliance.”

Founded as a regional brand, Monterey Pasta now has national distribution in over 9,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean,

Latin America, and Asia Pacific.  Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) CA, and its 19,000 square foot organic food production facility in Eugene, Oregon.

This press release contains forward-looking statements regarding the marketing and sales of the Company’s products that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements.  Risks that could cause actual results to differ materially from those discussed in the forward-looking statements include risks associated with the integrations of CIBO Naturals’ operations, processes, and products, risks associated with any reduction of sales to two major customers currently comprising a majority of total revenues, risks associated with the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, risks associated with timely and cost-effective introduction of new products in the coming months, risks associated with accomplishing the anticipated results of the recently-completed plant expansion program, retention of key personnel and retention of key management, the risks inherent in food production, and intense competition in the market in which the Company competes.  Future sales projections are based in part on the assumption that the Company will retain the current level of business in existing retail and club stores, and will continue to add new stores and new items in existing stores.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.  For additional information regarding the specific risks mentioned and other risks, please read the Company’s Annual Report on Form 10-K, for the year ended December 29, 2002, Reports of Material Event on Form 8-K filed February 26, 2003, May 8, 2003, July 29, 2003, October 31, 2003 its Quarterly Reports for First, Second and Third Quarters of 2003 on Form 10-Q filed on May 9, 2003 and August 7, 2003, November 6, 2003 respectively, and its Proxy Statement filed June 13, 2003.